Williams Controls Reports Second Quarter 2008 Results

PORTLAND, OR -- 05/07/2008 -- Williams Controls, Inc. (the "Company") (NASDAQ: WMCO) today announced financial results for its 2008 second quarter ended March 31, 2008.

Sales for the quarter were $16,484,000, down 10.0% from sales of $18,309,000 reported in the second quarter of fiscal 2007. Sales for the six months ended March 31, 2008, decreased $5,295,000, or 14.4%, to $31,456,000 from $36,751,000 for the comparable period last year. The Company reported net income in the second quarter of fiscal 2008 of $2,480,000, or $0.32 per diluted share, compared to net income of $2,054,000, or $0.27 per diluted share, for the second quarter of fiscal 2007. Net income for the six months ended March 31, 2008 was $3,636,000, or $0.47 per diluted share, compared to net income of $4,597,000, or $0.60 per diluted share, for the six months ended March 31, 2007. Included in the second quarter and six months fiscal 2008 results was an after tax gain of approximately $680,000, or $.09 per fully diluted share, related to settlement of environmental claims.

Although our NAFTA heavy truck sales were down 43% when compared to the second quarter of fiscal 2007, our overall NAFTA sales were only down 23% and sales volumes in this market improved slightly from first quarter 2008 levels. Sales to the Company's European and Asian customers increased 16% and 84%, respectively, over last year due to a continuing strong demand for the Company's products.

For the first half of the year, NAFTA heavy truck sales volumes were down 51% when compared to the same period in fiscal 2007; however, overall NAFTA sales were only down 26%. Sales to our European and Asian customers helped offset a portion of the NAFTA decline, increasing approximately 15% and 36%, respectively. For the first six months of fiscal 2008, sales outside of the NAFTA market were $1.9 million higher than in the first six months of 2007 and represented over 35% of world-wide sales.

For the quarter, operating income increased 17.4%, to $3,622,000 from $3,086,000 in the second quarter of fiscal 2007. For the first six months, 2008 operating income was $5,420,000, a 17.6% decline from the first six months of fiscal 2007 operating income of $6,578,000. For both the quarter and the six months, the earnings decline is primarily the result of the decline in the NAFTA truck sales volume. However, a gain realized from the settlement of environmental claims of $1,010,000 with prior operators of the Company's Portland, Oregon site improved second quarter earnings. For the quarter, the gross margin percentage improved even though sales were down 10%. Included in the second quarter and six months ended March 31, 2007, the Company recognized $251,000 and $840,000 in other income, respectively, related to the reversal of old accounts payable from which it had been judicially released. No amounts were reversed during fiscal 2008.

"We continue to execute our diversification strategy in spite of the weak NAFTA truck market, increasing international sales $1.4 million quarter-over-quarter, with customers outside of NAFTA, which now account for 36% of our total sales," said Patrick W. Cavanagh, Williams Controls' President and Chief Executive Officer. He continued, "An example of the success of this strategy is the award of a significant new vehicle platform by a major Asian truck manufacturer." In addition, "We are confident that this trend will continue as the China, India and other global markets continue their conversion to emission compliant engines."

The Company will hold an investor conference call at 4:15 p.m. Eastern Time on Wednesday, May 7, 2008, to provide an overview of the second quarter fiscal 2008 financial performance and business highlights. You are invited to listen to the conference call by dialing 1-888-665-2348 (domestic) or 1-706-643-4013 (international). Participants should call prior to the start time to allow for registration. The conference access code is 44443140. An audio replay will be available by telephone through May 31, 2008. The telephone number to access the replay is 1-800-642-1687 (domestic) and 1-706-645-9291 (International). The access code will be 44443140.

ABOUT WILLIAMS CONTROLS

Williams Controls is a leading global designer and manufacturer of Electronic Throttle Control Systems ("ETCs") for the heavy truck, bus and off-road markets. Williams Controls is headquartered in Portland, Oregon and employs more than 200 people worldwide at locations in North America, Europe, and Asia. For more information, visit Williams Controls' website at www.wmco.com.

The statements included in this news release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1934, as amended. These forward-looking statements are based on management's assumptions and projections, and are sometimes identifiable by use of the words, "expect to," "plan," "will," "believe" and words of similar predictive nature. Because management's assumptions and projections are based on anticipation of future events, you should not place undue emphasis on forward-looking statements. You should anticipate that our actual performance may vary from these projections, and variations may be material and adverse. You should not rely on forward-looking statements in evaluating an investment or prospective investment in our stock, and when reading these statements you should consider the uncertainties and risks that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Securities and Exchange Commission filings of the Company, economic downturns affecting the operations of the Company or any of its business operations, competition, and the ability of the Company to successfully identify and implement any strategic alternatives. The forward-looking statements contained in this press release speak only as of the date hereof and the Company disclaims any intent or obligation to update these forward-looking statements.

                          Williams Controls, Inc.
        Unaudited Condensed Consolidated Statements of Operations
        (Dollars in thousands, except share and per share amounts)

                                  Three      Three       Six        Six
                                  months     months     months     months
                                  ended      ended      ended      ended
                                 3/31/08    3/31/07    3/31/08    3/31/07
                               (unaudited)(unaudited)(unaudited)(unaudited)
                                ---------  ---------  ---------  ---------
Net sales                       $  16,484  $  18,309  $  31,456  $  36,751
Cost of sales                      10,858     12,174     20,943     24,325
Gross profit                        5,626      6,135     10,513     12,426
Research and development
 expense                              992        838      2,001      1,668
Selling expense                       659        572      1,337      1,092
Administration expense              1,363      1,382      2,765      2,655
Gain from settlement of
 environmental claims              (1,010)         -     (1,010)         -
Realignment of operations               -        257          -        433
Operating income                    3,622      3,086      5,420      6,578
Interest income                       (11)       (25)       (32)       (61)
Interest expense                       42        209        131        467
Other income, net                     (73)      (259)      (108)      (863)
Income before income taxes          3,664      3,161      5,429      7,035
Income tax expense                  1,184      1,107      1,793      2,438
Net income                      $   2,480  $   2,054  $   3,636  $   4,597
Earnings per share information:
Basic -
Net income per common share     $    0.33  $    0.28  $    0.48  $    0.62
Weighted average shares used in
 per share calculation - basic  7,518,217  7,460,709  7,513,488  7,450,112
Diluted -
Net income per common share     $    0.32  $    0.27  $    0.47  $    0.60
Weighted average shares used in
 per share calculation -diluted 7,743,835  7,735,525  7,749,198  7,718,489

                          Williams Controls, Inc.
              Unaudited Condensed Consolidated Balance Sheets
                          (Dollars in thousands)

                                                   March 31,  September 30,
                                                     2008         2007
                                                  (unaudited)  (unaudited)
                                                  -----------  -----------
                     Assets
Current Assets:
   Cash and cash equivalents                      $     3,250  $     1,621
   Short-term investments                                 381            -
   Trade accounts receivable, net                      10,629        8,054
   Other accounts receivable                              645        1,656
   Inventories                                          8,069        9,152
   Deferred income taxes                                  544          486
   Prepaid expenses and other current assets              628          297
      Total current assets                             24,146       21,266

Property, plant and equipment, net                      8,852        8,953
Deferred income taxes                                   1,514        1,461
Other assets, net                                         560          623
      Total assets                                $    35,072  $    32,303

       Liabilities and Stockholders' Equity
Current Liabilities:
   Accounts payable                               $     3,787  $     3,811
   Accrued expenses                                     4,975        4,983
   Current portion of employee benefit
    obligations                                           288          288
   Current portion of long-term debt                        -        1,000
      Total current liabilities                         9,050       10,082

Employee benefit obligations                            4,438        4,803
Other long-term liabilities                               259          249

Stockholders' Equity:
   Preferred stock (Series C)                               -            -
   Common stock                                            75           75
   Additional paid-in capital                          35,364       34,899
   Accumulated deficit                                 (8,923)     (12,477)
   Treasury Stock                                        (377)        (377)
   Accumulated other comprehensive loss                (4,814)      (4,951)

      Total stockholders' equity                       21,325       17,169
      Total liabilities and stockholders' equity  $    35,072  $    32,303

Contact:
Mike Rusk
Financial Controller
Telephone:  (503) 684-8600